EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Catheter Precision, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1), (2), (3)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock Units (together with Pre-Funded Warrant Units below, the “Units”), each unit consisting of (i) one share of common stock, par value $0.0001 per share, (ii) one warrant to purchase one share of common stock with a five-month term (“Series H Warrant”), (iii) one warrant to purchase one share of common stock with a five-year term (“Series I Warrant”), and (iv) one warrant to purchase one share of common stock with a two-year term (“Series J Warrant”) (a), (3)	457(o)	—	—	$138,000	.0001476	$20.37
	Equity	Pre-Funded Warrant Units, each unit consisting of (i) one pre-funded warrant to purchase one share of common stock, (ii) one warrant to purchase one share of common stock with a five-month term (“Series H Warrant”), (iii) one warrant to purchase one share of common stock with a five-year term (“Series I Warrant”), and (iv) one warrant to purchase one share of common stock with a two-year term (“Series J Warrant”)(a), (3)	457(o)	—	—	(a)	—	—
	Equity	Common Stock included in Common Stock Units (4)	—	—	—	Included above.	—	—
	Equity	Pre-Funded Warrants included in the Prefunded Warrant Units	—	—	—	$ -- (5)	—	—
	Equity	Series H Warrants included in the Common Stock Units and Pre-Funded Warrant Units	—	—	—	$ -- (5)	—	—
	Equity	Series I Warrants included in the Common Stock Units and Pre-Funded Warrant Units	—	—	—	$ -- (5)	—	—
	Equity	Series J Warrants included in the Common Stock Units and Pre-Funded Warrant Units	—	—	—	$ -- (5)	—	—
	Equity	Common Stock Underlying Series H Warrants	457(o)	—	—	$138,000	.0001476	$20.37
	Equity	Common Stock Underlying Series I Warrants	457(o)	—	—	$138,000	.0001476	$20.37
	Equity	Common Stock Underlying Series J Warrants	457(o)	—	—	$138,000	.0001476	$20.37
	Equity	Common Stock Underlying Pre-Funded Warrants (4)	457(o)	—	—	Included above.	—	—
	Equity	Underwriter Warrants (6)	457(g)	—	—	$ -- (4)	—	—
	Equity	Common Stock Underlying Underwriter Warrants (6)	457(o)	—	—	$12,834	.0001476	$1.89
Fees previously paid						N/A	.0001476	N/A
		Total Offering Amounts				$564,834	.0001476	$83.37
		Total Fees Previously Paid				N/A	.0001476	N/A
		Net Fee Due (7)						$83.37

(a)

The proposed maximum offering price of the common stock units proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units offered and sold in the offering, and as such the proposed aggregate maximum offering price of the common stock units together with the pre-funded units (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $138,000. The registrant may issue Pre-Funded Warrants to purchase shares of common stock in the offering. The purchase price of Pre-funded Warrant Units will equal the price per unit at which common stock units are being sold to the public in this offering, minus the exercise price for the Pre-funded Warrants.

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(3)	Includes Units that may be purchased by the underwriters pursuant to their option to purchase additional Units to cover over-allotments.
(4)	No separate fee is required pursuant to Rule 457(g) under the Securities Act.
(5)

Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Series H Warrants, the Series I Warrants, and the Series J Warrants included in the units and pre-funded units, as well as the pre-funded warrants included in the Pre-Funded Units, has been allocated to the shares of common stock underlying such warrants, and those shares of common stock are included in the registration fee as calculated herein.

(6)

We have agreed to grant to the underwriter a warrant covering a number of shares of common stock equal to 6% of the aggregate number of Common Stock Units and Pre-Funded Warrant Units (including any sold as a result of the exercise of the underwriters’ over-allotment option) plus the number of shares of Common Stock sold not as part of any units sold by the underwriter in this public offering (the “Underwriter Warrant”). The Underwriter Warrant will be exercisable commencing on the date of issuance and until the fifth anniversary of the commencement of sales of this offering. The Underwriter Warrant will be exercisable at a price equal to 155% of the public offering price. We have registered the Underwriter Warrant and the shares underlying the Underwriter Warrant in this offering. Accordingly, as estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), the proposed maximum aggregate offering price of the common stock underlying the Underwriter Warrant is $12,834, which is equal to 155% of $8,280 (6% of $138,000, which is the proposed maximum aggregate offering price of the Common Stock Units and Pre-Funded Warrant Units.

(7)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The Registrant previously registered securities with an aggregate offering price not to exceed $14,120,850 on the Prior Registration Statement, which was declared effective by the Securities and Exchange Commission on August 29, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $564,834 are hereby registered, which includes shares subject to the underwriters’ option to purchase additional shares and/or warrants.